EXHIBIT 10.30

CONSULTING AGREEMENT

THIS AGREEMENT (“Agreement”) made as of this 1st day of June, 2010 by and between Digital Domain, a Delaware corporation (hereinafter called  "Consultant") and Digital Domain Holdings Corporation (f/k/a Wyndcrest DD Florida, Inc.), a Florida corporation (the “Company”).  The Consultant and Company are sometimes individually referred to herein as a “party” and collectively referred to herein as the “parties”.

WITNESSETH:

WHEREAS,  the Company is in the business of creating, developing, producing and marketing animated feature films, live action feature films, video games and simulation for the military and medical industries (the “Company’s Business”).

WHEREAS, the Consultant desires to work for the Company as an independent contractor consultant in order to develop the Company’s Business, on a work for hire basis.

WHEREAS, the Company desires to hire Consultant for the aforementioned purposes on a work for hire basis upon the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, the parties hereby agree as follows:

1.           Term of Consultation.

(a)           Term.  The Company hereby hires the Consultant, and the Consultant hereby accepts its hire by the Company for a period commencing on the date of this Agreement and ending on the day that is sixteen months after the date of this Agreement (the “Term”).  Notwithstanding the foregoing, the Company shall have the option to terminate this Agreement in the event of a change in control of Consultant.

(b)           Continuing Effect.  Notwithstanding any termination of this Agreement at the end of the term or otherwise, the provisions of Sections 6-9, 10, 16-17 shall remain in full force and effect and shall be binding upon the legal representatives, successors and assigns of the Consultant.

2.           Duties.

(a)           General Duties.  The Consultant will provide to the Company the following consulting services (the “Services”):

(1)           Advising the Company with respect to management of employees providing services in Company’s production studio;

(2)           Advising the Company with respect to recruiting personnel for its production studio;

(3)           Advising the Company with respect to development of technology for its production studio;

(4)           Advising the Company with respect to construction of the facility for its production studio;

(5)           Advising the Company with respect to creative, design or artistic efforts performed by Company, or proposed to be performed by the Company, for the Company’s clients or prospective clients;

(6)           Advising the Company with respect to bidding for potential projects including estimation of project costs for bidding purposes;

(7)           Advising the Company with respect to financial reporting and planning that relates to its production activities or the development of its production studio;

As used herein, “Advising” shall mean communicating advice or guidance for high-level, executive decision-making with respect to matters that visual effects, animation, and game development studios commonly address and shall exclude actual execution or performance of the advice or guidance, or direct supervision of Company’s employees executing on the advice or guidance, unless Consultant agrees to do so.  Consultant may perform the Services via telephone or other forms of oral or written remote communication.  Consultant shall perform the Services only upon Company's request, provided that Consultant may decline a request to provide Services by the Company if Consultant reasonably believes that the performance of the Services would conflict with Consultant’s obligations or relationships in the industry.  The performance of the Services shall require not more than an aggregate of 500 hours per month of time provided by Consultant’s employees.

(b)           The Consultant shall designate members of its management team and designate certain of its employees (but not any of its independent contractors) to execute and provide the aforementioned Services.  The Consultant and its employee designees shall report directly to the Company’s Chief Executive Office, John Textor or in his absence, or as otherwise directed by the Company, to such other persons of the Company as directed by Company.  The Consultant shall use commercially reasonable efforts to perform the Services and discharge its responsibilities pursuant to this Agreement competently, carefully and faithfully.  The Company shall provide in a timely and professional manner, and at no cost to Consultant, assistance, cooperation, complete and accurate information, data, materials and equipment (if unavailable to Consultant and necessary for Consultant to perform the Services), programs, files, documentation, and other resources reasonably requested by Consultant to enable it to perform the Services (collectively, “Assistance”).  The Consultant shall not be liable for any deficiency in performing the Services if such deficiency results from Company’s failure to provide full Assistance as required hereunder.

(c)           Devotion of Time.  Subject to the last sentence of Section 2(a), the Consultant shall devote as much of its time, attention and energies as may be necessary to provide and effectively accomplish the Services.  Consultant shall set its own hours concerning all work and Services performed hereunder.

(d)           Location of Office. The Consultant is an independent contractor of the Company.  The Consultant shall maintain a suitable office at Consultant’s expense located at Consultant’s place of business or other suitable location in which to perform its duties and discharge its responsibilities pursuant to this Agreement.  Subject to its professional availability, Consultant shall meet with the Company’s officers, directors and employees, as may be necessary, either over the telephone or in person at the offices of the Company or at such other location that is mutually agreed between the parties.  The parties shall use commercially reasonable efforts to schedule such meetings and/or telephonic communications in order to minimize travel time and expenses.

(e)           Restriction on Use of Names of Company Employees.  Nothing herein shall grant the Company the right to use the names of or biographical information about any of Consultant’s employees for any purpose including marketing, promotion, advertising, or publicity, without the written consent of the Consultant’s employee whose name the Company seeks to use.

3.           Compensation and Expenses.

(a)           Compensation.  In consideration for the Consultant’s Services, the Company shall pay the Consultant One Hundred Thousand and NO/100 Dollars ($100,000.00) per month (“Monthly Payments”).  Company shall make the first payment hereunder to Consultant upon its receipt of this Agreement signed by Consultant in the amount of $500,000, which is equal to five (5) Monthly Payments for the services that Consultant has provided to the Company between January 1, 2010 and May 31, 2010.  Thereafter, the Company shall pay the Consultant Monthly Payments on the first business day of each month during the Term beginning on June 1, 2010 with the final payment being due on April 1, 2011.

(b)           Expenses.  The Consultant shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Advisor in the course of, and directly related to, the rendering of the Services.  The Company shall make reimbursement payments to the Consultant for such expenses within thirty (30) days of receipt of invoices supported by reasonable documentation.

(c)           Taxes.  Consultant is an independent contractor, and as such, Company shall not be responsible for withholding any taxes from Consultant’s pay during the Term.  Company will furnish Consultant with a Form 1099 at the end of the tax year for all payments made to Consultant in the form of compensation hereunder during the Term.  It is Consultant’s duty to report and pay all taxes that arise from the receipt of all compensation received hereunder.

(d)           Satisfaction of Judgment Held by The Company.  The Company presently owns all right, title and interest in the judgment that was rendered by the Los Angeles Superior Court on September 9, 2009 in case number SC 091347 (the “Judgment”).  The parties agree that the Company will pay the Consultant the Monthly Payments by deeming the full amount of each Monthly Payment that becomes due as a partial satisfaction of the Judgment until such time, if ever, the total amount of the Judgment that is deemed satisfied from the Monthly Payments equals $1,600,000.  Company agrees to execute documents that are reasonably required to confirm partial satisfaction of the Judgment at the amount that the Judgment is then deemed partially satisfied until the aggregate amount of the Monthly Payments that partially satisfy the Judgment equals $1,600,000, at which time Company agrees to execute documents that are reasonably necessary to confirm full satisfaction of the Judgment.  After the Judgment is fully-satisfied, any further Monthly Payments that Company may be required to pay Consultant shall be paid by wire transfer of cash to Consultant’s designated bank account.

4.           Work-For-Hire.  Nothing contained herein shall be construed as granting or conferring any rights by license or otherwise by Company to Consultant in any work by Consultant, confidential information or trade secrets belonging to the Company or for any invention, discovery or improvement made, conceived by Consultant hereunder or acquired by Company occurring prior to, during or after the Term of this Agreement.  No licenses or rights under any patent, copyright, trademark, or trade secret or application for same are granted by the Company to the Consultant hereunder or are to be implied or deemed created in the Consultant by virtue of the dissemination of any confidential information or trade secret by the Company to the Consultant or by virtue of the creation or receipt of any confidential information or trade secret by Consultant hereunder.  It is the express intent of the parties that Consultant’s work for the Company is a work-for-hire arrangement.

5.           Termination.  Either the Company or the Consultant, in their sole discretion, may terminate this Agreement without cause at any time upon 30 days written notice. Upon effectiveness of such termination, the Consultant shall have no right to compensation or reimbursement under Section 4 for any period subsequent to the effective date of termination.  The parties’ obligations under Section 6-8 shall survive termination for a period one (1) additional year.

6.           Non-Solicitation Agreements of Consultant.

(a)           Solicitation of Company Customers.  During the periods in which the provisions of Section 6(a) shall be in effect, the Consultant, directly or indirectly shall not seek business from any Company Customer (as defined below) on behalf of any enterprise or business other than the Company.  For purposes of this Agreement, the term “Company Customer” means any person, firm, corporation, partnership, association or other entity to which the Company sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Company Customer, or who or which has been approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.  Any person, firm, corporation, partnership, association or other entity who is either a Consultant Customer (as defined below) at the time of such determination or whom the Company referred to the Consultant shall not be deemed Company Customers.

(b)           Solicitation of Employees.  During the periods in which the provisions of Section 6(a) shall be in effect, the Consultant, directly or indirectly including through any Affiliated Entity shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company without the written consent of the Company.

7.           Non-Solicitation Agreements of Company.

(a)           Solicitation of Consultant Customers.  During the periods in which the provisions of Section 7(a) shall be in effect, the Company, directly or indirectly shall not seek business from any Consultant Customer (as defined below) on behalf of any enterprise or business other than the Consultant using a trade name that includes any of the Digital Domain Marks (as defined in the Trademark License Agreement, dated as of March 23, 2010, between the parties).  For purposes of this Agreement, the term “Consultant Customer” shall include the list of customers of Consultant during the last 24 months that is attached hereto as Exhibit A.  Notwithstanding anything to the contrary in the foregoing, the Company shall be able to solicit any business from any company, including without limitation those included on Exhibit A, for any business so long as the Company does not conduct such solicitation or business using a trade name that includes or infringes any of the Digital Domain Marks.  For the avoidance of any confusion, Consultant acknowledges that the Company will be pursuing full length animated feature film work from and with film studios under a trade name that does not include or infringe any of the Digital Domain Marks and nothing in this Agreement prohibits the Company from engaging in such business so long as such business is conducted under a trade name that does not include or infringe any of the Digital Domain Marks.

 (b)           Solicitation of Employees.  During the periods in which the provisions of Section 7(a) shall be in effect, the Company, directly or indirectly including through any Affiliated Entity shall not solicit, hire or contact any employee of the Consultant for the purpose of hiring them or causing them to terminate their employment relationship with the Consultant without the written consent of Consultant.

8.           Non-Disclosure of Confidential Information.

(a)           Confidential Information. The parties may from time to time, and at their respective sole discretions, disclose to the other certain Confidential Information (as defined below) for the sole purpose of the other’s use in connection with this Agreement and the parties may from time to time through Consultant’s work as consultant for the Company create or receive Confidential Information concerning any aspect of the other’s business, whether within or outside the course and scope of Consultant’s duties as a consultant, which Confidential Information, regardless of whether generated by Company, Consultant or a third-party, constitute valuable and protectable assets. The parties each agree that it shall hold all Confidential Information in strict confidence and such Confidential Information shall not be used by such party, either directly or indirectly, nor disseminated, published, or transferred by such party to any person or entity. The parties each also agree that it will undertake all necessary and appropriate steps to ensure that the secrecy of the other party’s Confidential Information received, generated or obtained in connection with this Agreement will be maintained at all times.  “Confidential Information” includes, but is not limited to, trade secrets as defined by the common law and statute in Florida or California or any future Florida or California statute, patent applications,  processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, business models or plans, branding strategies, projections, manufacturers, vendors, specifications, computer software and source code, market research, vendor research, product prototypes, product research and development information, information and data relating to the development, research, testing, costs, pricing, marketing and sale of the parties’ respective products or services, the parties’ respective budgets and strategic plans, and the identity and special needs of the Company Customers, Consultant Customers, databases, data, all technology relating to the parties’ respective businesses, systems, methods of operation, client or customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the parties, names, home addresses and all telephone numbers and e-mail addresses of the Company's and Consultant’s respective employees, former employees, clients and former clients, vendors and former vendors.  In addition, Confidential Information also includes the identity of the Company Customers, the Consultant Customers, and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of the Company Customers and Consultant Customers who are the persons with whom the Company’s or the Consultant’s employees and agents, as the case may be, communicate in the ordinary course of business.

For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of the Consultant or Company, as the case may be, and (ii) information which is lawfully obtained by a party after the Term of this Agreement in writing from a third party (excluding any Affiliates of the Company or Consultant, as applicable) who did not acquire such confidential information or trade secret, directly or indirectly, from the Consultant or the Company, as the case may be.

(b)           Confidentiality.  During the term of and after the termination of this Agreement, the Confidential Information shall be held by each of the parties in the strictest confidence and shall not, without the prior written consent of the other party, be disclosed to any person.  The parties further acknowledge that such Confidential Information as is acquired and used by the other is a special, valuable and unique asset.  The parties shall exercise all due diligence precautions to protect the integrity of the Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral.  The parties shall not copy any Confidential Information except to the extent necessary for its work in connection with this Agreement nor remove any Confidential Information or copies thereof from the other party’s premises or utilize any Confidential Information or copies thereof except to the extent necessary to accomplish the Services under this Agreement.  All records, files, materials and other Confidential Information obtained, maintained or created by the Consultant in the course of its work for the Company are confidential and proprietary.  The parties shall not, except in connection with and as required by Consultant’s performance of its duties under this Agreement, for any reason use for its own benefit or the benefit of any person or entity with which it may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the other party.

9.           Qualifications of Restrictive Covenants.

(a)           Sufficiency of Consideration.  The restrictive covenants contained in paragraphs 6, 7 and 8 of this Agreement (“Restrictive Covenants”) are given and made by the parties to induce each other to enter into this Agreement and perform their obligations hereunder. The parties hereby acknowledges the sufficiency of the consideration received for the Restrictive Covenants.

(b)           Independent Covenants.  Each of the Restrictive Covenants  of paragraph 6, 7 and 8 shall be construed as independent covenants independent of all other terms of this Agreement and any other agreements between the parties, and not as dependent covenants, and the existence of any claim or cause of action of or by one party against the other party, whether predicated upon an alleged breach of this Agreement or any other agreement, shall not constitute a defense to the enforcement by either party of any of the Restrictive Covenants in paragraphs 6, 7 and/or 8 against any party.

(c)           Judicial Blue-pencil.  If any portion of the Restrictive Covenants in paragraphs 6, 7 or 8 are held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy for any reason, each party shall be bound to the greatest extent possible to a narrower line of business, a lesser period, a smaller geographic area, etcetera, which ever the case may be, that is determined by the Court to be reasonable, non-arbitrary, and not against public policy for any reason.

10.          Equitable Relief.

(a)           In the event of a breach by either party of any of the Restrictive Covenants contained in paragraphs 6, 7 and/or 8 of this Agreement, such a breach would irreparably injure the non-breaching party and would leave the non-breaching party without an adequate remedy at law.  If legal proceedings should have to be brought by the one party against the other party to enforce any of these Restrictive Covenants, then the non-breaching party shall be entitled to all available civil remedies, including without limitation: (i) preliminary and permanent injunctive relief, without the necessity of posting a bond, restraining the breaching party from violating, directly or indirectly, either on its account or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director, shareholder or otherwise, the restrictions of the Restrictive Covenant(s); (ii) compensatory damages;  (iii) attorneys’ fees in the trial and appellate courts; and (iv) costs and expenses of investigation, and litigation, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums (if required contrary to this Agreement), travel and lodging expenses, and all other reasonable costs and expenses.

(b)           Nothing in this Agreement shall be construed as prohibiting any party from pursuing any other legal or equitable remedies available to it for breach or threatened breach of this Agreement or the Restrictive Covenants.

(c)           Should legal proceedings have to be brought by any party against any other party to enforce the Restrictive Covenant(s), the period of restriction shall be deemed to begin to run on the date of entry of an order granting the Company preliminary injunctive relief, or if not sought, permanent injunctive relief, and shall continue uninterrupted, from the date thereof for the period of restriction.

11.           Inventions, Ideas, Processes, Designs and Work Product.  All inventions, ideas, processes, programs, software, data and designs (including all improvements) and all work product (i) conceived or made by the Consultant directly and exclusively resulting from the performance of the Services under this Agreement, and (ii) related to the business of the Company, shall be the sole and exclusive property of the Company.  An invention, idea, process, program, software, data or design (including an improvement) and work product shall be deemed related to the business of the Company if (a) it was made with the Company’s equipment, supplies, facilities, or Confidential Information or (b) results directly and exclusively from the Services under this Agreement.  The Consultant shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly irrevocably assign all such inventions, ideas, processes, programs, data and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Consultant shall be bound by such decision.

12.           Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  The rights and obligations of each of the parties hereunder may not be assigned.

13.           Severability.   Subject to paragraph 9(c), if any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

14.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:  Digital Domain Holdings Corporation, 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987; Attention:  Jonathan Teaford, CFO; Facsimile: (772) 345 - 8113.

With copy to:        Eavenson & Kairalla, P.L., 2000 PGA Boulevard, Suite 3200, Palm Beach Gardens, FL 33408; Attention:   Bradley B. Eavenson, Esquire; Facsimile: (561) 626-1042.

To the Consultant:  Digital Domain, 300 Rose Avenue, Venice, CA 90291; Attention:  Cliff A. Plumer, CEO; Facsimile: (310) 314 - 2943.

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person, facsimile with confirmation sheet reflecting successful delivery, or by mailing.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

16.           Attorney's Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

17.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.  Venue for the resolution of any disputes arising hereunder shall be in the Circuit Court of St. Lucie County, Florida.  Consultant hereby submits to personal jurisdiction in the Courts of St. Lucie County, Florida.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, except all prior written restrictive covenants between the parties concerning confidentiality, non-solicitation, non-circumvention entered into between the parties prior to entering into this Agreement and during the period in which Consultant evaluated its potential business opportunities with Company, shall remain in full force and concurrent effect so at to afford Company the maximum protection against any prohibited conduct by Consultant occurring  both before entering into this Agreement and afterwards.  Neither this Agreement nor any provision hereof may be changed or waived except by a statement in writing signed by the party or parties against which change or waiver is sought, no such change or waiver shall result from a mere course of performance without the requisite signed writing.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Consulting Agreement as of the date and year first above written.

DIGITAL DOMAIN HOLDINGS
CORPORATION

/s/ John Textor

By: John Textor
As its: Chief Executive Officer

DIGITAL DOMAIN

/s/ Cliff A. Plumer

By: Cliff A. Plumer
As its: Chief Executive Officer

Exhibit A

Consultant Customers

Warner Bros. Entertainment

Sony Pictures Entertainment, Inc.

NBC Universal

Paramount Motion Pictures Group

Walt Disney Company Motion Pictures Group

Fox Filmed Entertainment

Dreamworks Studios